UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2007

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MONMOUTH CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	000-24282 (Commission File Number)	21-0740878 (I.R.S. Employer Identification No.)

Juniper Business Plaza, Suite 3-C 3499 Route 9 North Freehold, New Jersey (Address of principal executive offices)	07728 (Zip Code)

(732) 577-9997
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] [X] [ ] [ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.      Entry into a Material Definitive Agreement.

On March 26, 2007, Monmouth Capital Corporation, a New Jersey corporation (the “Company”), Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth REIT”), and Route 9 Acquisition, Inc., a New Jersey corporation and a wholly-owned subsidiary of Monmouth REIT (“MergerCo”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, MergerCo will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

Pursuant to the Merger Agreement, at the effective time and as a result of the Merger, each issued and outstanding share of the Company’s common stock, par value $1.00 per share (“Company Common Stock”), will be converted into and exchanged for the right to receive 0.655 (the “Exchange Ratio”) shares (such shares, the “Merger Consideration”) of Monmouth REIT’s common stock, par value $0.01 per share (the “Monmouth REIT Common Stock”). Upon consummation of the Merger, the Company’s outstanding 8.0% Convertible Subordinated Debentures due 2013 and 8.0% Convertible Subordinated Debentures due 2015 will remain outstanding and will become convertible into shares of Monmouth REIT Common Stock, at conversion prices adjusted to reflect the Exchange Ratio.

Following the effective time of the Merger, certain members of the Company’s board of directors will become members of Monmouth REIT’s board of directors.

The Company and Monmouth REIT have made representations, warranties and covenants in the Merger Agreement including, among others, covenants to: (i) conduct their respective businesses in the ordinary course consistent with past practice between the execution of the Merger Agreement and consummation of the Merger; (ii) not engage in certain kinds of transactions during this period; and (iii) use their reasonable best efforts to consummate the Merger, including using their reasonable best efforts to take all steps necessary to obtain required governmental and third-party consents. Among other covenants and agreements, the Company agreed (i) to cause a meeting of its stockholders to be held to consider approval of the Merger and the Merger Agreement; (ii) that the Company’s board of directors would, subject to certain exceptions, recommend approval by its stockholders of the Merger and the Merger Agreement; and (iii) that the Company would not solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions. Among other covenants and agreements, Monmouth REIT agreed (i) to cause a meeting of its stockholders to be held to consider approval of the Merger and the issuance of the Merger Consideration; and (ii) that Monmouth REIT’s board of directors would, subject to certain exceptions, recommend approval by its stockholders of the Merger and the issuance of the Merger Consideration.

Consummation of the Merger is subject to customary conditions, including approval of the holders of Company Common Stock and Monmouth REIT Common Stock, absence of any legal prohibition on consummation of the Merger, obtaining governmental and third-party consents the failure of which to obtain would reasonably be expected to have a material adverse effect, the accuracy of the representations and warranties (subject generally to a material adverse effect standard) and material performance of all covenants and the delivery of customary legal opinions as to the federal tax treatment of the merger and the status of each of the Company and Monmouth REIT as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

The Merger Agreement contains certain termination rights for both the Company and Monmouth REIT and provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Monmouth REIT a termination fee of up to $1 million and/or reimburse Monmouth REIT for its reasonable out-of-pocket transaction expenses up to $500,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

The Merger Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the Company and Monmouth REIT. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Investors should read the Merger Agreement together with the other information concerning the Company and Monmouth REIT that each company publicly files in reports and statements with the Securities and Exchange Commission.

Item 8.01.      Other Events.

On March 26, 2007, the Company and Monmouth REIT issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits

2.1	Merger Agreement

99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 26, 2007	MONMOUTH CAPITAL CORPORATION By: /s/ Anna T. Chew Anna T. Chew Chief Financial Officer

EXHIBIT INDEX

2.1	Merger Agreement

99.1	Press Release